AGREEMENT made as of the     day of June, 1994, by and
between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and NANCY C. WIDMANN ("Executive"), residing at 1748 Shippan
Avenue, Stamford, Connecticut 06902.
                           W I T N E S S E T H:
     WHEREAS, Executive has been performing services as President of the CBS Radio Division ("CRD") of CBS; and
     WHEREAS, CBS desires to secure the continued services of Executive as President of CRD, and Executive is willing to continue such services, upon the terms, provisions and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
     1. CBS hereby employs Executive, and Executive hereby accepts employment, as President of CRD for a four (4) year term commencing January 3, 1994, and ending January 2, 1998.
Executive shall perform such services as may from time to time be assigned to her by the President, CBS Broadcast Group or the Executive Vice-President, CBS Broadcast Group.
     2. CBS agrees to pay Executive, and Executive agrees to accept from CBS, for her services hereunder base salary at the rate of Two Hundred Ninety-Five Thousand Dollars ($295,000) per annum. Executive's base salary shall be subject to merit review, and the potential of increase, in accordance with CBS compensation guidelines and practices. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for employees generally.
     3. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees, such as pension plans, investment funds and group or other insurance plans and benefits, if and to the extent that she is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. Executive will also be eligible to be considered for participation in other CBS benefit plans in which participation is limited to CBS executives in positions comparable to Executive's. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the CBS Board of Directors' discretion, or that of the appropriate committee of such Board, in granting participation, is absolute.
     4. Executive agrees to devote all of her business time and attention to the affairs of CRD, except during vacation periods
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and reasonable periods of illness or other incapacity consistent with the practices of CBS for employees of equivalent executive level, and agrees that her services shall be completely exclusive to CBS during the term hereof.
     5(a) If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS for cause, which for these purposes is defined as (i) fraud, misappropriation or embezzlement on the part of Executive, (ii) Executive's willful failure to perform services hereunder or (iii) Executive's intentional breach of the provisions of paragraph 4 hereof, then CBS's obligations hereunder shall immediately thereupon terminate.
     (b) If during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS other than for cause
(as defined above), then Executive shall receive a lump sum payment in an amount equal to one year's base salary (at the rate in effect at the time of termination), or severance pay in accordance with CBS policy, whichever is greater.
     7. Executive acknowledges that she has been furnished a copy of the Policy Notes from the President concerning Conflicts of Interest ("Conflicts Policy") dated December 13, 1989, and a copy of the "CBS Policy Summary". Executive further acknowledges that she has read and fully understands all the requirements
thereof, and acknowledges that at all times during the Employment Period she shall perform her services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
     8. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
     9. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt

requested, to the parties at their addresses above indicated, or at such other addresses as they may hereafter designate in writing.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                   CBS Inc.


                                   By:  /S/ HOWARD STRINGER



                                   Signed:  /S/ NANCY WIDMANN


























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